UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                   Form 10-SB

      GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL BUSINESS ISSUERS
       Under Section 12(b) or (g) of the Securities Exchange Act of 1934

                       MIRADOR DIVERSIFIED SERVICES, INC.
              ----------------------------------------------------
              (Exact Name of Small Business Issuer in its charter)

            NEVADA                                    88-0431561
  -------------------------------        ------------------------------------
  (State or other jurisdiction of        (I.R.S. Employer Identification No.)
   incorporation or organization)

675 Lynnhaven Parkway, 2nd Floor, Virginia Beach, VA         23452
----------------------------------------------------     -------------
     (Address of principal executive offices)              (Zip Code)

                   Issuer's telephone number: (757) 463-3303

                    Former Name: TCT Financial Group B, Inc.

          Securities to be registered under Section 12(b) of the Act:

        25,000,000 Common shares              OTC Bulletin Board
        ------------------------         ------------------------------
          Title of each class            Name of each exchange on which
          to be so registered            each class is to be registered

          Securities to be registered under Section 12(g) of the Act:

        25,000,000 Common shares              OTC Bulletin Board
        ------------------------         ------------------------------
          Title of each class            Name of each exchange on which
          to be so registered            each class is to be registered

                               TABLE OF CONTENTS


PART I

Item 1.  Description of Business...............................................1

Item 2.  Management's Discussion and Analysis or Plan of Operation.............2

Item 3.  Description of Property...............................................3

Item 4.  Security Ownership of Certain Beneficial Owners and Management........3

Item 5.  Directors, Executive Officers, Promoters and Control Persons..........4

Item 6.  Executive Compensation................................................6

Item 7.  Certain Relationships and Related Transactions........................6

Item 8.  Description of Securities.............................................6


PART II

Item 1.  Market Price of and Dividends on the Registrant's Common Equity and
         Other Shareholder Matters.............................................7

Item 2.  Legal Proceedings.....................................................7

Item 3.  Changes In and Disagreements With Accountants.........................7

Item 4.  Recent Sales of Unregistered Securities...............................7

Item 5.  Indemnification of Directors and Officers.............................7

         Financial Statements..................................................8


PART III

Item 1.  Index to Exhibits....................................................12

Item 2.  Description of Exhibits..............................................12

         3(i)  Articles of Incorporation
         3(ii) Bylaws

PART 1

Item 1.  Description of Business.

         The Company was formed as a Nevada Corporation on June 11, 1999 to seek a suitable ongoing business for acquisition. TCT acquired Mirador, subsequently changing it's name to Mirador Diversified Services, Inc.

         MIRADOR'S principal service integrates a user-friendly, Internet-based interface with a sophisticated data-warehousing system to deliver automated solutions for the financial services market typically involving hundreds or, in some cases, thousands of properties and activities worldwide. By automating the users search process, and also providing user-friendly Internet access to a sophisticated data warehousing system, MIRADOR can provide dramatic cost savings to users, typically 25% or more compared to costs for manual processes. The Internet-based, electronic commerce and operational platforms developed to support MIRADOR can be used to address similar needs in other vertical markets.

         Since closing the TCT Financial Group B/MIRADOR transaction on March 15, 2000, the Company has provided new funding and achieved more than 5% percent growth of its corporate loan closings. The growth of loan clients attests to the Company's increasing market visibility and acceptance within the global mortgage banking community. The Company's Internet-based, e-commerce services are now being used by more than 35,000 hits per month producing an average of 700 mortgage loan applications per month. Additionally individual users of our mortgage loan service by home builders and real estate agencies are on the rise due to the expanded product line and the inclusion of E-commerce delivery methods. While there are no assurances such growth can be sustained or the Company will have sufficient funding to meet future needs, management believes the Company's growth and performance to date is consistent with the Company's objective of attaining a leadership position in the market for Internet-based, mortgage loan applications and expanding into other e-commerce services.

         The integration of operations was consistent with the Company's planned strategy of refocusing its business objectives to pursue new e-commerce and Internet-based business opportunities to create significant shareholder value.

         The Company's principal executive offices are located at 675 Lynnhaven Parkway 2nd Floor, Virginia Beach Virginia, 23452 and its telephone number is
(757) 463-3303.

         Since inception, the Company has primarily pursued opportunities in the conventional financial services market. Recognizing the explosive growth of the Internet, and the long-term prospects for integrating Internet-based services with conventional delivery methods, in late 1999 the Company established a new business objective to pursue new opportunities on the Internet To User, electronic commerce markets in conjunction with its consumer-based operations. In 1998, the consumer segment of electronic commerce consumer retailing revenues totaled $7.8 billion, with business-to-business e-commerce service revenues estimated at $43 billion, according to a recent study by Forrester Research, a leading information industry-consulting firm. By the year 2003, I2U e-commerce is expected to increase to $1.3 trillion, representing about 9% of all projected US trade in the year 2003. The recently closed acquisition of MIRADOR; the Company's initial step in entering the market for e-commerce, Internet-based electronic commerce services which management believes is the optimum strategy to deliver substantial value to the Company's shareholders.

         Another key element in the Company's new growth strategy is to focus on next generation, "pro-active" electronic commerce solutions which employ e-commerce solutions to address labor-intensive processes, rather than to solely displace paper-based solutions. Management believes such pro-active e-commerce solutions, which go well beyond today's basic electronic cataloging, web portals and web-based ordering services, will change users' business processes, create significant operating efficiencies and dramatically reduce users' costs. More importantly, management believes such pro-active e-commerce services will play a key role in the future market for I2U e-commerce services described above. MIRADOR represents a pro-active e-commerce service, which in management's view, is ideally positioned to meet the needs of the financial services market. Mirador's expanding corporate user base demonstrates strong, growing market acceptance for the Company's e-commerce services. Since acquiring the new United Mortgagee subsidiary, the total base of users has increased to more than 700 clients per month as of May 2, 2000, further attesting to the growing acceptance of the Company's service.

         The Company is expanding its management team and plans to secure new financing to support both expansion of the MIRADOR revenue base, as well as development of new enhancements and related Internet-based services targeting the middle-income consumers. See "Recent Events - Management Additions."

PRODUCTS AND CUSTOMERS

         MIRADOR is the Company's current flagship service provider and is the first of a family of new Internet-based e-commerce services developed to meet the needs of the Company's customers and strategic partners. MIRADOR offers an Internet-based system that automates the process for providing consumers a financial check up. MIRADOR integrates a user-friendly Internet interface, sophisticated data-warehousing system and a powerful relational database system to deliver automated solutions for the referral process to assist its sales staff in crosses selling its services. MIRADOR is a retail provider of proven financial products via electronic commerce solutions that automate user application processes, dramatically reduces costs, eliminates paper-based communications, improves operations and enhances management control of labor and capital.

         The Company offers or expects to soon offer e-commerce solutions to its sales staff including:

         - On-site credit approval
         - Financial Needs Analysis
         - Data Management and Mining Companies
         - Real Estate-Agencies.

Item 2.  Management's Discussion and Analysis or Plan of Operation.

         The following describes certain factors which produced changes in the results of operations of The Mirador Diversified Services, Inc. (the "Company") during the three months ended March 31, 2000 and as compared with the three and ended December 31, 1999 as indicated in the Company's Consolidated Financial Statements. The following should be read in conjunction with the Consolidated Financial Statements and related notes. Historical results of operations are not necessarily indicative of results for any future period. All material inter-company transactions have been eliminated in the results presented in this Quarterly Report.

         Certain matters discussed in this filing constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act") and involve risks and uncertainties. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company's mission and vision. The Company's actual results, performance or achievements may differ significantly from the results, performance, or achievements expressed or implied in these forward-looking statements. See "-- Forward-Looking Statements."

         There are approximately 200 total employees in the consolidated Mirador operations, including companies under contract, but not yet closed.

         The issuer will send annual reports to security holders and such reports will contain audited financial statements.

         The company filed a form 8-k on May 15, 2000 10QRS on May 23, 2000. These filings include full financial reports and further information and forward looking information.

Item 3.  Description of Property.

         Mirador Diversified Services, Inc. owns no real property as of the above date.

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

         (a) Security ownership of certain beneficial owners.

                  Name and                     Amount and
                  Address of                   Nature of              Percent
Title of class    Beneficial Owner             Beneficial Ownership   of Class
--------------    ----------------             --------------------   --------

Common Stock      John Edward Jones            5,000,000 Shares        20.0%
                  675 Lynnhaven Parkway
                  2nd Floor
                  Virginia Beach, VA 23452
                  President

Common Stock      Linda Raynell                5,000,000 Shares        20.0%
                  675 Lynnhaven Parkway
                  2nd Floor
                  Virginia Beach, VA 23452
                  Secretary, Vice President

         (b) Security ownership of management.

                  Name and                     Amount and
                  Address of                   Nature of              Percent
Title of class    Beneficial Owner             Beneficial Ownership   of Class
--------------    ----------------             --------------------   --------

Common Stock      John Edward Jones            5,000,000 Shares        20.0%
                  675 Lynnhaven Parkway
                  2nd Floor
                  Virginia Beach, VA 23452
                  President

Common Stock      Linda Raynell                5,000,000 Shares        20.0%
                  675 Lynnhaven Parkway
                  2nd Floor
                  Virginia Beach, VA 23452
                  Secretary, Vice President

         (c) Changes in control.

             No such arrangements are known to the registrant.

Item 5.  Directors, Executive Officers, Promoters and Control Persons.

         The name, age, office, and principal occupation of the executive officers and directors the Company and certain information relating to their business experiences are set forth below:

JOHN JONES, CEO/PRESIDENT, AGE: 50

         Mr. Jones has more than twenty-seven years success as manager, administrator with several of the country's premiere fortune 500 companies as well as President and owner of several acquisitions including Mirador Diversified Services, Inc. As a licensed insurance agent of Jones Financial Services, Mr. Jones became a Regional Account Manager. For more than five years Mr. Jones coordinated implementation and servicing of new and existing accounts, introduced new products as well as product updates; he trained over 250 agents to utilize computer generated financial needs analysis and all fields of sales and marketing of Life, Health, Disability, HMO, Home and Auto Insurance Products. Through the computer generated financial needs analysis, he developed a system to generate mortgage sales using creative refinancing strategies involving debt consolidation.

ELROY "GENE" GRAVELY, CHAIRMAN,  AGE: 55

         Co-Founder of California Finance Express, with 27 years mortgage and marketing experience. Former Western Vice President for Empire of America retail division. Second Vice President of Gill Mortgage Los Angeles Division. Responsible for development and implementation of marketing and origination strategies in specialized areas as FHA/VA Fannie Mae and HUD.

Located: Virginia Beach, VA

LINDA RAYNELL, CORPORATE SECRETARY AND VICE PRESIDENT, AGE: 51

         With over twenty years managing corporate recruitment with a major fortune 500 company Ms. Raynell has placed top corporate executives throughout the world. Ms. Raynell's experience includes extensive interface with foreign consulates involving visas, immigration and relocation of management and their families. As manager of over 500 employees Ms. Raynell implemented and obtained the corporation's ISO 9002 Quality Program for the employment services division. Her knowledge of corporate building and mass recruiting service infrastructure brings together MDSI's executive management team.

Located: Virginia Beach, VA

GARY DAUGHTREY, VICE PRESIDENT, AGE:  50

         With more than 20 years financial services experience, co-founder has enjoyed double digit growth since inception of the company. Vice President comes with extensive experience as a Savings and Loan Workout specialist through locating and working investors from offshore to hard moneylenders. Rocky Mountain division is projecting more than $100,000,000 in gross mortgage loan production over the next twelve months.

Located: Denver, CO

CHARLES JAMES,  OUTSIDE DIRECTOR, AGE:  60

         Over 30 years of experience in sales, sales management and ADMINISTRATION of life and health insurance products. Major strengths in problem solving, communication, motivation, organization, operations, recruiting, and training.

Professional employment history:

         Direct sales and marketing activities. Supervise a sales force of over 500 employees. Develop marketing plans, sales strategies, and campaigns to achieve premium income and profit objectives. Manage an annual operating budget of over $2 million. Recruit, select, and provide management development manpower development, review procedures, and product development.

         Successfully managed company marketing and sales forces through conversion from debit sales force to ordinary sales force Established a company record for now sales. Improved productivity reduced stiff and sales expenses.

Located: Los Angeles, CA

DAVID ALEXANDER, VICE PRESIDENT AGE:  33

         Summary of Experience, as co-founder of Mirador Diversified Services, Inc. and Principle Engineer, Mr. Alexander brings to the organization 15 years of experience in the high tech industry in the development and testing of communications technology. He is currently involved with a leading developer and supplier of LIGHT PULSE FIBRE CHANNEL TECHNOLOGY, an ANSI standard communications interface that delivers unprecedented bandwith, connectivity and reliability to both I/O and networking applications offering full duplex fiber channel 1,065 Gb/s transfers with full support for FC services Class 2, 3 and intermixed, while extending connectivity distances up to 10 kilometers. His broad knowledge of networking capabilities will bring Mirador to the high performance levels to communicate and eliminate the bottlenecks that degrade performance.

Located:  Mission Viejo, CA

T.L. BYRD, OUTSIDE DIRECTOR AGE: 39

         Summary of Experience, eighteen years of in-depth, diverse experience and proven ability in the management of services activities in the financial industry. Fourteen years experience at the management level. Effective in liaison with secondary marketing, underwriters, legal counsel, consultants, realtors, board members, investors and government agencies.

         Multi-disciplined background in the financial industry with direct experience in personnel administration, training and organizational goal setting. Education includes management and accounting training at the American Institute of Banking, and Jones Real Estate College Law Practice.

Located: Denver, CO

KENT D. STUCKI, COO AGE: 38

         As Executive Account Manager at NCR/ATT, Mr. Stucki increased sales 300% through client development strategic planning. His operations expertise is valuable in both recruitment, cost assessment and quality control efficiency. As former owner and president of American Capital Mortgage Group, LLC.

         The Term of the directors and officers is until the next annual meeting or until their successors are elected.

Item 6.  Executive Compensation.
                         Salaries & Employment Contracts
                      John Edward Jones, President $185,000
                 Linda Raynell, Vice President/Secretary $85,000

         Members of the Board of Directors may receive compensation for their services.

Item 7.  Certain Relationships and Related Transactions

         None

Item 8.  Description or Securities

Description of Capital Stock

         The authorized capital stock of Mirador Diversified Services consists of Fifty Million shares of Common Stock, par value, one tenth of a mill, of which Twenty Five Million shares are issued and outstanding. All of such shares of Common Stock are duly authorized and validly issued and outstanding, fully paid and non-assessable. There are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which Mirador Diversified Services is a party or by which it is bound, calling for the issuance, transfer, sale or other disposition of any class of securities of Mirador Diversified Services. There are no outstanding securities of Mirador Diversified Services convertible or exchangeable, actually or continently, into shares of Common Stock or any other securities of Mirador Diversified Services.

         Of the Shares authorized, all are Common Shares.

         Holders of the common stock are entitled to one vote per share of common stock held.

         The Bylaws of the Company provides that the designation of powers, preferences and rights, including voting rights.

PART II

Item 1.  Market for Common Equity and Related Stockholder Matters

         It is the Company's intention that OTC "Bulletin Board" public trading for the issuers securities commence as soon as all regulatory approvals are obtained.

Item 2.  Legal Proceedings

         The issuer is not party to or involved in any legal proceedings of any material consequence to the company's operations, and is not aware of any pending actions.

Item 3. Changes In and Disagreements With Accountants on Accounting and Financial Disclosures.

         There have been no disagreements with Accountants on accounting and financial disclosure.

         Mirador's selected accounting firm - Rudolph, Palitz, LLC; Blue Bell, PA, was the auditor of Mortgage Mart, Inc. from inception, one of the original Mirador acquisitions. Mirador did not have an accounting firm prior to this, and Rudolph Palitz is an SEC approved accounting firm, along with having specific expertise in the area of mortgage banking and of the company's operations.

Item 4.  Recent Sales Of Unregistered Securities

         None

Item 5.  Indemnification Of Directors and Officers

         The Corporation has the power to indemnify any Director, officer, employee or agent of the Corporation against expenses (including legal fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him, o the fullest extent now or hereafter permitted by law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against him by reason of his performance as a Director, Officer, employee or agent of the Corporation, its parent or any of its subsidiaries, or in any other capacity on behalf of the Corporation, its parent or any of its subsidiaries.

FINANCIAL STATEMENTS

         The following financial statements are as filed with the company's most recent 8K and 10QSR, and are compiled from the individual audited statements of the Mirador acquired companies on a pro forma basis.

             Mirador Diversified Services, Inc. Prelim 1999 Proforma
                                  Balance Sheet
                             As of December 31, 1999


                                                               December 31, 1999
                                                               -----------------

ASSETS
  Current Assets
    Other Current Assets
      Current Assets                                               14,143,247
                                                                 ------------

    Total Other Current Assets                                     14,143,247
                                                                 ------------

  Total Current Assets                                             14,143,247

  Fixed Assets
    Fixed Assets                                                      658,054
                                                                 ------------

  Total Fixed Assets                                                  658,054

  Other Assets
    Other Assets                                                      105,626
                                                                 ------------

  Total Other Assets                                                  105,626
                                                                 ------------

TOTAL ASSETS                                                       14,906,927
                                                                 ============

LIABILITIES & EQUITY
  Liabilities
    Current Liabilities
      Other Current Liabilities
        Current Liabilities                                         9,949,577
                                                                 ------------

    Total Other Current Liabilities                                 9,949,577
                                                                 ------------

  Total Current Liabilities                                         9,949,577

  Long Term Liabilities
    Long Term Liabilities                                              41,407
                                                                 ------------

  Total Long Term Liabilities                                          41,407
                                                                 ------------

  Total Liabilities                                                 9,990,984

  Equity
    Opening Balance Equity                                          1,649,576
    Net Income                                                      3,266,367
                                                                 ------------

Total Equity                                                        4,915,943
                                                                 ------------

TOTAL LIABILITIES & EQUITY                                         14,906,927
                                                                 ============

               Mirador Diversified Services, Inc. Prelim Proforma
                                 Profit and Loss
                          January through December 1999


Ordinary Income Expenses
  Income
    Gross 1999 Income
        ACM Total Income                                             422,446
        Allstate Total Income                                      1,150,748
        AMM Total Income
          Aaction Total Income                                       369,503
          AMM Total Income-Other                                     626,307
                                                                  ----------
        Total AMM Total Income                                       955,810

        MAM Annualized Income                                        643,062
        MLA Annualized Income                                      7,596,213
        MRA Total Income                                             555,489
        UM Total Income                                            1,044,183
        UMI Total Income
          UMI Banker Gain                                          1,640,975
          UMI Total Income-Other                                   1,027,682
                                                                  ----------
        Total UMI Income                                           2,668,657
                                                                  ----------
  Total Gross 1999 Income                                         15,076,608
                                                                  ----------
Total Income                                                      15,076,608
                                                                  ----------

Expense
  1999 Operating Expenses
        ACM Total Expenses
          ACM Payroll Adjustment                                     -75,000
          ACM Total Expenses-Other                                   429,028
                                                                  ----------
        Total ACM Total Expense                                      354,028

        Allstate Total Operating Expense                           1,172,507
        AMM Total Operating Expense
          Aaction Total Expense                                      354,801
          AMM Total Operating Expense-Other                          671,505
                                                                  ----------
        Total AMM Operating Expense                                1,026,306

        MAM Annualized Expense
          MAM Payroll Adjustment                                     -75,000
          MAM Annualized Expense-Other                               611,926
                                                                  ----------
        Total MAM Annualized Expense                                 536,926

        MLA Annualized Operating Expense                           6,571,204
        MRA Total Operating Expense
          MRA Payroll Adjustment                                    -150,000
          MRA Total Operating Expense-Other                          524,022
                                                                  ----------
        Total MRA Operating Expense                                  374,022

        UM Total Operating Expense                                   911,067

        UMI Total Operating Expense
          UMI Colorado Efficiencies                                 -135,000
          UMI Payroll Adjustment                                    -250,000
          UMI Total Operating Expense-Other                        1,248,181
                                                                  ----------
        Total UMI Operating Expense                                  863,181
                                                                  ----------
      Total 1999 Operating Expense                                11,810,240
                                                                  ----------
    Total Expense                                                 11,810,240
                                                                  ----------
  Net Ordinary Income                                              3,266,367
                                                                  ----------
Net Income                                                         3,266,367
                                                                  ----------

MIRADOR DIVERSIFIED SERVICES, INC. 1999 PRELIMINARY PROFORMA
PROFIT AND LOSS
BALANCE SHEET

AS OF DECEMBER 31, 1999

NOTES:

     1. All Balance Sheet and Income & Expense information is based on PRELIMINARY information provided by the individual companies. This information is compiled for management use only, and does not contain adjustments that would normally be included in any presentation to readers not part of the respective management groups. Adjustments for accruals, non-cash items, asset and/or liability allocations, etc. are rarely included in this form of management presentation, and the use of this information by non-management is highly cautioned.

     2.  The source for the information presented is as follows:

ACM-American Capital Mortgage: full year Income/Expense Statement ending
12/31/99.
         Balance Sheet as of 12/31/99

Allstate-Allstate Mortgage: full year Income/Expense Statement ending 12/31/99.
         Balance Sheet as of 12/31/99

AMM-American Mortgage Mart: full year Income/Expesne Statement ending 12/31/99, including revenue from Aaction Mortgage which was acquired December 1999.
         Balance Sheet as of 12/31/99

MAM-Mid-America Mortgage: ANNUALIZED 12 month statement Balance Sheet and Income/Expense based on 10 month statement from February 1 to November 30, 1999.

MLA-Mortgage Lending of America: ANNUALIZED 12 month statement Balance Sheet and Income/Expense based on 9 months statement from January 1 to September 30, 1999.

MRA-Mortgage Resource Associates: full year Income/Expense Statement ending 12/31/99.
         Balance Sheet as of 12/31/99

NATCAP-NATCAP Mortgage: Balance Sheet as of 10/31/98
         Income/Expense NOT included since only the assets of this operation are being acquired.

UM-University Mortgage: full year Income/Expense Statement ending 12/31/99.
         Balance Sheet NOT included since the assets of this operation are not being acquired.

UMI-United Mortgage: Balance Sheet ending December 31, 1999
         Income/Expense Statement for June 1 to December 31, 1999 ANNUALIZED
         Note: Income/Expense Statement contains extraordinary expenses related to the prior management and subsequent write-off of non-performing income and non-continuing expense items. Payroll expense has been adjusted downwards by $250,000 but other items also require adjustment and as such the actual accounting basis considerably exaggerates the expenses while minimizing the income.

     3. Expenses have been reduced for anticipated savings within the Colorado operations, which we estimate rent to be reduced by $60,000 annually and Administrative efficiencies to produce another $75,000 in expense reductions.

     4. Payroll at American Capital Mortgage, Mid America Mortgage, and Mortgage Resource Associates can be reduced by $75,000, $75,000, and $150,000, respectively, to reflect conversion to prior management salaries to new salary structure.

     5. Income includes estimated net gain to UMI as a Mortgage Banker, to include gains from Service Release and Yield Spread Premiums, and additional fees charged to customer at closing which can be retained by UMI. We calculate this revenue gain to be $1,640,975 to which we have added the $125,000 in saving outlined in #3 and the $300,000 savings in #4. Note that Banker gain is based on combined net revenues for all companies EXCEPT Mortgage Lending of America, since they currently operate as a Mortgage Banker.

Printed April 7, 2000

PART III

Item 1.  Index to Exhibits.

Item 2.  Description of Exhibits.

         3(i)  Articles of Incorporation
         3(ii) Bylaws

         Exhibit 3(i) Articles of Incorporation

         Articles Of Incorporation as amended on file with the Secretary of State, State of Nevada Pursuant to NRS 78, Sep-20-1999 File # C14539-99

         Exhibit 3(ii) Bylaws

                                   BY-LAWS OF
               TCT FINANCIAL GROUP B, INCORPORATED (Previous Name)
                       MIRADOR DIVERFSIFIED SERVICES, INC.

ARTICLE I - OFFICES

Section 1-l. Registered Office and Registered Agent.

         The Corporation shall maintain a registered office and registered agent within the State of Nevada, which may be changed by the Board of Directors from time to time.

Section 1-2. Other Offices.

         The Corporation may also have offices at such other places, within or without the State of Nevada, as the Board of Directors may from time to time determine.

ARTICLE II - STOCKHOLDERS' MEETINGS

Section 2-l. Place of Stockholders' Meetings.

         Meetings of stockholders may be held at such place, either within or without the State of Nevada, as may be designated by the Board of Directors from time to time. If no such place is designated by the Board of Directors, meetings of the stockholders shall be held at the registered office of the Corporation in the State of Nevada.

Section 2-2. Annual Meeting.

         A meeting of the stockholders of the Corporation shall be held in each calendar year, commencing with the year 2000, on the second Tuesday of April at 10:00 o'clock a.m. if not a legal holiday, and if such day is a legal holiday, then such meeting shall be held on the next business day.

         At such annual meeting, there shall be held an election for a Board of Directors to serve for the ensuing year and until their respective successors are elected and qualified, or until their earlier resignation or removal.

         Financial reports of the Corporation's business will be sent to the stockholders and presented at the annual meeting: If any report is deemed advisable by the Board of Directors, such report may contain such information as the Board of Directors shall determine and will be certified by a Certified Public Accountant unless the Board of Directors shall so direct.

Section 2-3. Special Meetings.

         Except as otherwise specifically provided by law, special meetings of the stockholders may be called at any time:

         (a) By the Board of Directors; or

         (b) By the President of the Corporation; or

         (c) By the holders of record of not less than a majority of all the shares outstanding and entitled to vote.

         Upon the written request of any person entitled to call a special meeting, which request shall set forth the purpose for which the meeting is desired, it shall be the duty of the Secretary to give prompt written notice of such meeting to be held at such time as the Secretary may fix, subject to the provisions of Section 2-4 hereof. If the Secretary shall fail to fix such date and give notice within ten (10) days after receipt of such request, the person or persons making such requests may do so.

Section 2-4. Notice of Meetings and Adjourned Meetings.

         Written notice stating the place, date and hour of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, notice is given when deposited in the United States Mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation. Such notice may be given by or at the direction of the person or persons authorized to call the meeting.

         When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2-5. Quorum.

         Unless otherwise provided in the Bylaws or in a By-law adopted by the stockholders or by the Board of Directors (or the Incorporators if no first Directors were named in the Articles of Incorporation) at its organization meeting following the filing of the Articles of Incorporation, the presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote shall constitute a quorum but in no event shall a quorum consist of less than one-third (1/3) of the shares entitled to vote at a meeting.

         The stockholders present at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. If a meeting cannot be organized because of the absence of a quorum, those present may, except as otherwise provided by law, adjourn the meeting to such time and place as they may determine. In the case of any meeting for the election of Directors, those stockholders who attend the second of such adjourned meetings, although less than a quorum as fixed in this Section, shall nevertheless constitute a quorum for the purpose of electing Directors.

Section 2-6. Voting List- Proxies.

         The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

         Upon the willful neglect or refusal of the Directors to produce such a list at any meeting for the election of Directors, they shall be ineligible to any office at such meeting.

         Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy. All proxies shall be executed in writing and shall be filed with the Secretary of the Corporation not later than the day on which exercised. No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period.

         Except as otherwise specifically provided by law, all matters coming before the meeting shall be determined by a vote by shares. All elections of Directors shall be by written ballot unless otherwise provided in the Bylaws. Except as otherwise specifically provided by law, all other votes may be taken by voice unless a stockholder demands that it be taken by ballot, in which latter event the vote shall be taken by written ballot.

Section 2-7. Informal Action by Stockholders.

         Unless otherwise provided by the Bylaws, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders or members, who have not consented in writing.

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

ARTICLE III - BOARD OF DIRECTORS

Section 3-l. Number.

         The business and affairs of the corporation shall be managed by a Board of not more than 15 Directors. (amended)

Section 3-2. Place of Meeting.

         Meetings of the Board of Directors may be held at such place either within or without the State of Nevada, as a majority of the Directors may from time to time designate or as may be designated in the notice calling the meeting.

Section 3-3. Regular Meetings.

         A regular meeting of the Board of Directors shall be held annually, immediately following the annual meeting of stockholders, at the place where such meeting of the stockholders is held or at such other place, date and hour as a majority of the newly elected Directors may designate. At such meeting the Board of Directors shall elect officers of the Corporation. In addition to such regular meeting, the Board of Directors shall have the power to fix, by resolution, the place, date and hour of other regular meetings of the Board.

Section 3-4. Special Meetings.

         Special meetings of the Board of Directors shall be held whenever ordered by the President, by a majority of the members of the executive committee, if any, or by a majority of the Directors in office.

Section 3-5. Notices of Meetings of Board of Directors.

         (a) Regular Meetings. No notice shall be required to be given of any regular meeting, unless the same be held at other. than the time or place for holding such meetings as fixed in accordance with Section 3-3 of these by-laws, in which event one (1) day's notice shall be given of the time and place of such meeting.

         (b) Special Meetings. At least one (1) day's notice shall be given of the time, place and purpose for which any special meeting of the Board of Directors is to be held.

Section 3-6. Quorum.

         A majority of the total number of Directors shall constitute a quorum for the transaction of business, and the vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. If there be less than a quorum present, a majority of those present may adjourn the meeting from time to time and place to place and shall cause notice of each such adjourned meeting to be given to all absent Directors.

Section 3-7. Informal Action by the Board of Directors.

         Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 3-8. Powers.

         General Powers. The Board of Directors shall have all powers necessary or appropriate to the management of the business and affairs of the Corporation, and" in addition to the power and authority conferred by these by-laws, may exercise all powers of the Corporation and do all such lawful acts and things as are not by statute, these by-laws or the Certificate of Incorporation directed or required to be exercised or done by the stockholders.

         (b) Specific Powers. Without limiting the general powers conferred by the last preceding clause and the powers conferred by the by-laws of the Corporation, it is hereby expressly declared that the Board of Directors shall have the following powers:

             (i) To confer upon any officer or officers of the Corporation the power to choose, remove or suspend assistant officers, agents or servants.

             (ii) To appoint any person, firm or corporation to accept and hold in trust for the Corporation any property belonging to the Corporation or in which it is interested, and to authorize any such person, firm or corporation to execute any documents and perform any duties that may be requisite in relation to any such trust

             (iii) To appoint a person or persons to vote shares of another corporation held and owned by the Corporation.

             (iv) By resolution adopted by a majority of the full Board of Directors, to designate one (1) or more of its number to constitute an Audit committee which, to the extent provided in such resolution,' shall have and may exercise the power of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed.

             (v) By resolution passed by a majority of the whole Board of Directors, to designate one (1) or more additional committees, each to consist of one (1) or more Directors, to have such duties, powers and authority as the Board of Directors shall determine. All committees of the Board of Directors, including the executive committee, shall have the authority to adopt their own rules of procedure. Absent the adoption of specific procedures, the procedures applicable to the Board of Directors shall also apply to committees thereof.

             (vi) To fix the place, time and purpose of meetings of stockholders.

             (vii) To purchase or otherwise acquire for the Corporation any property, rights or privileges which the Corporation is authorized to acquire, at such prices, on such terms and conditions and for such consideration as it shall from time to time see fit, and, at its discretion, to pay any property or rights acquired by the Corporation, either wholly or partly in money or in stocks, bonds, debentures or other securities of the Corporation.

             (viii) To create, make and issue mortgages, bonds, deeds of trust, trust agreements and negotiable or transferable instruments and securities, secured by mortgage or otherwise, and to do every other act and thing necessary to effectuate the same.

             (ix) To appoint and remove or suspend such subordinate officers, agents or servants, permanently or temporarily, as it may from time to time think fit, and to determine their duties, and fix, and from time to time change, their salaries or emoluments, and to require security in such instances and in such amounts as it thinks fit.

             (x) To determine who shall be authorized on the Corporation's behalf to sign bills, notes, receipts, acceptances, endorsements, checks, releases, contracts and documents.

Section 3-9. Compensation of Directors.

         Compensation of Directors and reimbursement of their expenses incurred in connection with the business of the Corporation, if any, shall be as determined from time to time by resolution of the Board of Directors.

Section 3-10. Removal of Directors by Stockholders.

         The entire Board of Directors or any individual Director may be removed from office without assigning any cause by a majority vote of the holders of the outstanding shares entitled to vote. In case the Board of Directors or any one
(1) or more Directors be so removed, new Directors may be elected at the same time.

Section 3-11. Resignations.

         Any Director may resign at any time by submitting his written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation unless another time be fixed in the resignation, in which case it shall become effective at the time as fixed. The acceptance of a resignation shall not be required to make it effective.

Section 3-12. Vacancies.

         Vacancies and new created directorships resulting from any increase in the authorized number of Directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director, and each person so elected shall be a Director until his successor is elected and qualified or until his earlier resignation or removal.

Section 3-13. Participation by Conference Telephone.

         Directors may participate in regular or special meetings of the Board by telephone or similar communications equipment by means of which all other persons participating in the meeting can hear each other, and such participation shall constitute presence at the meeting.

ARTICLE IV - OFFICERS

Section 4-l. Election and Office.

         The Corporation shall have a President, a Secretary and a Treasurer/ Chief Financial Officer who shall be elected by the Board of Directors. The Board of Directors may elect such additional officers as it may deem proper, including a Chairman and a Vice Chairman of the Board of Directors, one (1) or more Vice Presidents, and one (1) or more assistant or honorary officers. Any number of offices maybe held by the same person.

Section 4-2. Term.

         The President, the Secretary and the Chief Financial Officer shall each serve for a term of one (1) year and until their respective successors are chosen and qualified, unless removed from office by the Board of Directors during their respective tenures. The term of office of any other officer shall be as specified by the Board of Directors.

Section 4-3. Powers and Duties of the President.

         Unless otherwise determined by the Board of Directors, the President shall have the usual duties of an executive officer with general supervision over and direction of the affairs of the Corporation. In the exercise of these duties and subject to the limitations of the laws of the State of Nevada, these by-laws, and the actions of the Board of Directors, he may appoint, suspend and discharge employees and agents, shall preside at all meetings of the stockholders at which he shall be present, and, unless there is a Chairman of the Board of Directors, shall preside at all meetings of the Board of Directors and, unless otherwise specified by the Board of Directors, shall be a member of all committees. He shall also do and perform such other duties as from time to time may be assigned to him by the Board of Directors.

         Unless otherwise determined by the Board of Directors, the President shall have full power and authority on behalf of the Corporation to attend and to act and to vote at any meeting of the stockholders of any corporation in which the Corporation may hold stock, and, at any such meeting, shall possess and may exercise any and all of the rights and powers incident to the ownership of such stock and which, as the owner thereof, the Corporation might have possessed and exercised.

Section 4-4. Powers and Duties of the Secretary.

         Unless otherwise determined by the Board of Directors, the Secretary shall record all proceedings of the meetings of the Corporation, the Board of Directors and all committees, in books to be kept for that purpose, and shall attend to the giving and serving of all notices for the Corporation. He shall have charge of the corporate seal, the certificate books, transfer books and stock ledgers, and such other books and papers as the Board of Directors may direct. He shall perform all other duties ordinarily incident to the office of Secretary and shall have such other powers and perform such other duties as may be assigned to him by the Board of Directors.

Section 4-5. Powers and Duties of the Treasurer/ Chief Financial Officer.

         Unless otherwise determined by the Board of Directors, the Chief Financial Officer shall have charge of all the funds and securities of the Corporation which may come into his hands. When necessary or proper, unless otherwise ordered by the Board of Directors, he shall endorse for collection on behalf of the Corporation checks, notes and other obligations, and shall deposit the same to the credit of the Corporation in such banks or depositories as the Board of Directors may designate and shall sign all receipts and vouchers for payments made to the Corporation. He shall sign all checks made by the Corporation, except when the Board of Directors shall otherwise direct.

         He shall enter regularly, in books of the Corporation to be kept by him for that purpose, a full and accurate account of all moneys received and paid by him on account of the Corporation. Whenever required by the Board of Directors, he shall render a statement of the financial condition of the Corporation, he shall at all reasonable times exhibit his books and accounts to any Director of the Corporation, upon application at the office of the Corporation during business hours. He shall have such other powers and shall perform such other duties as may be assigned to him from time to time by the Board of Directors. He shall give such bond, if any, for the faithful performance of his duties as shall be required by the Board of Directors and any such bond shall remain in the custody of the President.

Section 4-6. Powers and Duties of the Chairman of the Board of Directors.

         Unless otherwise determined by the Board of Directors, the Chairman of the Board of Directors, if any, shall preside at all meetings of Directors and shall serve ex officio as a member of every committee of the Board of Directors. He shall have such other powers and perform such further duties as may be assigned to him by the Board of Directors.

Section 4-7. Powers and Duties of Vice President and Assistant Officers.

         Unless otherwise determined by the Board of Directors, each Vice President and each assistant officer shall have the powers and perform the duties of his respective superior officer. Vice Presidents and assistant officers shall have such rank as shall be designated by the Board of Directors and each, in the order of rank, shall act for such superior officer in his absence, or upon his disability or when so directed by such superior officer or by the Board of Directors. Vice Presidents may be designated as having responsibility for a specific aspect of the Corporation's affairs, in which event each such Vice President shall be superior to the other Vice Presidents in relation to matters within his aspect. The President shall be the superior officer of the Vice Presidents. The Chief Financial Officer and the Secretary shall be the superior officers of the Assistant Chief Financial Officers and Assistant Secretaries, respectively.

Section 4-8. Delegation of Office.

         The Board of Directors may delegate the powers or duties of any officer of the Corporation to any other officer or to any Director from time to time.

Section 4-9. Vacancies.

         The Board of Directors shall have the power to fill any vacancies in any office occurring from whatever reason.

Section 4-10. Resignations.

         Any officer may resign at any time by submitting his written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

ARTICLE V - CAPITAL STOCK

Section 5-l. Stock Certificates.

         Shares of the Corporation shall be represented by certificates signed by or in the name of the Corporation by (a) the Chairman or Vice Chairman of the Board of Directors, or the President or a Vice President, and (b) the Chief Financial Officer or an Assistant Chief Financial Officer, or the Secretary or an Assistant Secretary, representing the number of shares registered in certificate form. If such certificate is countersigned (i) by a transfer agent other than the Corporation or its employee, or (ii) by a registrar other than the Corporation or its employee, the signatures of the officers of the Corporation may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of issue.

Section 5-2. Determination of Stockholders of Record.

         The Board of Directors may fix, in advance, a record date to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action. Such date shall be not more than sixty (60) nor less than ten (10) days before the date of any such meeting, nor more than sixty (60) days prior to any other action.

         If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

         The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

         A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 5-3. Transfer of Shares.

         Transfer of shares shall be made on the books of the Corporation only upon surrender of the share certificate, duly endorsed and otherwise in proper form for transfer, which certificate shall be canceled at the time of the transfer. No transfer of shares shall be made on the books of this Corporation if such transfer is in violation of a lawful restriction noted conspicuously on the certificate.

Section 5-4. Lost, Stolen or Destroyed Share Certificates.

         The Corporation may issue a new certificate of stock or uncertified shares in place of any certificate therefore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen, or destroyed certificate, or his legal representative to give the Corporation a bond sufficient to indemnify it against claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

ARTICLES VI - NOTICES

Section 6-l. Contents of Notice.

         Whenever any notice of a meeting is required to be given pursuant to these by-laws or the Certificate of Incorporation or otherwise, the notice shall specify the place, day and hour of the meeting and, in the case of a special meeting or where otherwise required by law, the general nature of the business to be transacted at such meeting.

Section 6-2. Method of Notice.

         All notices shall be given to each person entitled thereto, either personally or by sending a copy thereof through the mail or by telegraph, charges prepaid, to his address as it appears on the records of the Corporation, or supplied by him to the Corporation for the purpose of notice. If notice is sent by mail or telegraph, it shall be deemed to have been given to the person entitled thereto when deposited in the United States Mail or with the telegraph office for transmission. If no address for a stockholder appears on the books of the Corporation and such stockholder has not supplied the Corporation with an address for the purpose of notice, notice deposited in the United States Mail addressed to such stockholder care of General Delivery in the city in which the principal office of the Corporation is located shall be sufficient.

Section 6-3. Waiver of Notice.

         Whenever notice is required to be given under any provision of law or of the Certificate of Incorporation or by-laws of the Corporation, a written waiver, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, Directors, or members of a committee of Directors need be specified in any written waiver of notice unless so required by the Bylaws.

ARTICLE VII - INDEMNIFICATION OF DIRECTORS AND OFFICERS AND OTHER PERSON

Section 7-1. Indemnification.

         The Corporation shall have the power to indemnify any Director, officer, employee or agent of the Corporation against expenses (including legal fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him, to the fullest extent now or hereafter permitted by law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against him by reason of his performance as a Director, officer, employee or agent of the Corporation, its parent or any of its subsidiaries, or in any other capacity on behalf of the Corporation, its parent or any of its subsidiaries.

         The Board of Directors by resolution adopted in each specific instance may similarly indemnify any person other than a Director, officer, employee or agent of the Corporation for liabilities incurred by him in connection with services rendered by him for or at the request of the Corporation, it's parent or any of its subsidiaries.

         The provisions of this Section shall be applicable to all actions, suits or proceedings commenced after its adoption, whether such arise out of acts or omissions which occurred prior or subsequent to such adoption and shall continue as to a person who has ceased to be a Director, officer, employee or agent or to render services for or at the request of the Corporation or as the case may be, its parent, or subsidiaries and shall inure to the benefit of the heirs, executors and administrators of such a person. The rights of indemnification provided for herein shall not be deemed exclusive of any other rights to which any Director, officer, employee or agent of the Corporation may be entitled under these by-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7-2. Advances.

         Expenses incurred by any officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking, by or on behalf of such Director or officer, to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized by law. Such expenses incurred by other employees and agents may be paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

Section 7-3. Insurance.

         The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under law.

ARTICLE VIII - SEAL

         The form of the seal of the Corporation, called the corporate seal of the Corporation, [Form of Seal] shall be as impressed adjacent hereto.

ARTICLE IX - FISCAL YEAR

         The Board of Directors shall have the power by resolution to fix the fiscal year of the Corporation. If the Board of Directors shall fail to do so, the President shall fix the fiscal year.

ARTICLE X - AMENDMENTS

         The original or other by-laws may be adopted, amended or repealed by the Stockholders entitled to vote thereon at any regular or special meeting or, if the Bylaws so provides, by the Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal by-laws.

ARTICLE XI - INTERPRETATION OF BY-LAWS

         All words, Terms and provisions of these by-laws shall be interpreted and defined by and in accordance with the General Corporation Law of the State of Nevada, as amended, and as amended from time to time hereafter.